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                                                                    EXHIBIT 23.4

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Lamar Advertising Company (the "Registrant") of our report dated September 17, 1998, with respect to the balance sheets of the Outdoor Advertising Division of Whiteco Industries, Inc., as of December 31, 1996 and 1997, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1997, which report appears in the Registrant's filing on Form 8-K dated July 6, 1999.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                                  /s/ BDO SEIDMAN, LLP



Chicago, Illinois
September 6, 2000